Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the  Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 63 to the Registration Statement (Form N-1A, No. 033-30876) of our report dated September 19, 2013 on the financial statements and financial highlights of DWS Target Fund 2014, included in the Fund’s Annual Report for the fiscal year ended July 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 21, 2013